EXHIBIT 21

WESTROCK COMPANY

SIGNIFICANT SUBSIDIARIES OF WESTROCK COMPANY

as of September 30, 2023

Name	State or Jurisdiction of Incorporation

WRKCo Inc	Delaware, USA
WestRock MWV, LLC	Delaware, USA
WestRock RKT, LLC	Georgia, USA
WestRock Coated Board, LLC	Alabama, USA
WestRock Timber Note Holding Company III	Delaware, USA
WestRock CP, LLC	Delaware, USA
WestRock Holding Company III	Georgia, USA
WestRock Paper and Packaging, LLC	Delaware, USA
WestRock Kraft Paper, LLC	Delaware, USA
WestRock Finco, LLC	Delaware, USA
WestRock Converting, LLC	Georgia, USA
WRK Finco Holdings LLC	Delaware, USA
Super Eagle Acquisition LLC	Delaware, USA
WRK Luxembourg, Sarl	Luxembourg
WRK International Holdings Sarl	Luxembourg
WestRock Luxembourg S.A.R.L.	Luxembourg
Stone Global Inc	Delaware, USA
WestRock Canada Holdings Inc	Georgia, USA
WestRock Holdings B.V.	The Netherlands